Exhibit 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.21 AND EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.22

Irving, TX - January 5, 2016 - Commercial Metals Company (NYSE: CMC) today announced financial results for its first quarter ended November 30, 2015. Net earnings attributable to CMC for the three months ended November 30, 2015 were $25.1 million ($0.21 per diluted share) on net sales of $1.2 billion. This compares to net earnings attributable to CMC of $32.2 million ($0.27 per diluted share) on net sales of $1.7 billion for the first quarter ended November 30, 2014.

Earnings from continuing operations for the first quarter of fiscal 2016 were $25.6 million ($0.22 per diluted share), compared with earnings from continuing operations of $34.3 million ($0.29 per diluted share) for the first quarter of fiscal 2015.

Joe Alvarado, Chairman of the Board, President and CEO, commented, "Our results for the first quarter of fiscal 2016 were generally consistent with our outlook from last quarter. Our Americas Fabrication segment achieved a $25.5 million improvement in adjusted operating profit during the first quarter of fiscal 2016 compared to the first quarter of fiscal 2015 benefiting from lower steel input prices and solid construction demand. In addition, compared to the same quarter in the prior year, our Americas Mills segment was able to expand metal margins as finished steel prices declined at a slower rate than ferrous scrap prices. However, our remaining segments continued to be adversely impacted by steel import activity into the U.S., weakness in scrap markets and decreased global demand and pricing for all major commodities. We are very pleased with our financial strength and our strong cash flow of $219.6 million during the quarter."

During the first quarter of fiscal 2016, the Company elected to change the accounting method it uses to value its inventories from the last-in, first-out method to the weighted average cost method for its Americas Mills, Americas Recycling and Americas Fabrication segments and to the specific identification method for the steel trading division headquartered in the U.S. in its International Marketing and Distribution segment. The Company applied this change in accounting principle retrospectively to all prior periods presented. Also during the first quarter of fiscal 2016, the Company elected to change the accounting method it uses to value its inventories in its International Marketing and Distribution segment, except for the steel trading division headquartered in the U.S., from the first-in, first-out method to the specific identification method. Because this change in accounting principle was immaterial in all prior periods, it was not applied retrospectively.

(CMC First Quarter Fiscal 2016 - Page 2)

Adjusted operating profit from continuing operations was $56.1 million for the first quarter of fiscal 2016. This compares with adjusted operating profit from continuing operations of $67.0 million for the first quarter of fiscal 2015. Adjusted EBITDA from continuing operations was $87.7 million for the first quarter of fiscal 2016, compared with adjusted EBITDA from continuing operations of $100.1 million for the first quarter of fiscal 2015.

The Company's financial position at November 30, 2015 remained strong with cash and cash equivalents of $637.2 million, compared to $485.3 million at August 31, 2015, and approximately $1.2 billion in total liquidity. Cash flow from operations was strong at $219.6 million. Pursuant to the share repurchase program that was approved in the first quarter of fiscal 2015, the Company purchased approximately 316 thousand shares of its common stock for $4.6 million during the first quarter of fiscal 2016.

Business Segments
The Americas Recycling segment recorded adjusted operating loss of $6.5 million for the first quarter of fiscal 2016 compared to adjusted operating loss of $2.0 million for the first quarter of fiscal 2015. During the first quarter of fiscal 2016, ferrous volumes declined 21%, and a decrease in average ferrous selling prices outweighed a decline in average ferrous material costs which compressed average ferrous metal margins by 19%, in each case compared to the corresponding period in fiscal 2015. Additionally, during the first quarter of fiscal 2016, average nonferrous volumes declined 12% and average nonferrous metal margins were compressed by 22%, in each case compared to the corresponding period in fiscal 2015.

The Americas Mills segment recorded adjusted operating profit of $59.1 million for the first quarter of fiscal 2016 compared to adjusted operating profit of $72.6 million for the corresponding period in the prior fiscal year. During the first quarter of fiscal 2016, shipments of our higher margin finished products, including reinforcement bar ("rebar") and merchants, decreased 8% primarily as a result of continued import pressures in the U.S. However, this segment was able to expand average metal margins for the first quarter of fiscal 2016 by 3% compared to the first quarter of fiscal 2015 as a result of the $138 per short ton decrease in the average cost of ferrous scrap consumed outpacing a decline in average selling prices. On the cost side, freight expense decreased 6% per short ton, utilities expense decreased 9% per short ton, and repairs and maintenance expenses decreased $3.0 million, in each case compared to the first quarter of fiscal 2015.

The Americas Fabrication segment recorded adjusted operating profit of $21.3 million for the first quarter of fiscal 2016 compared to adjusted operating loss of $4.2 million for the first quarter of fiscal 2015. The $25.5 million increase in adjusted operating profit was primarily due to a 26% expansion in average metal margin compared to the first quarter of fiscal 2015. Additionally, freight expenses decreased 14% per short ton compared to the first quarter of fiscal 2015. Further contributing to the increase in adjusted operating profit, this segment benefited from a $2.4 million gain on a property sale in the first quarter of fiscal 2016.

(CMC First Quarter Fiscal 2016 - Page 3)

The International Mill segment recorded adjusted operating profit of $2.8 million for the first quarter of fiscal 2016 compared to adjusted operating profit of $4.2 million for the corresponding period in fiscal 2015. For the first quarter of fiscal 2016, average metal margins contracted 13% and shipments, excluding billets, decreased 1%, in each case compared to the first quarter of fiscal 2015.

The International Marketing and Distribution segment recorded adjusted operating loss of $2.2 million for the first quarter of fiscal 2016 compared to adjusted operating profit of $16.7 million for the same period in the prior fiscal year. The $18.8 million decrease in adjusted operating profit in the first quarter of fiscal 2016 was the result of a 33% decrease in volumes coupled with a 42% decrease in average margin, in each case compared to the first quarter of fiscal 2015. This segment's results continued to be pressured by the strong U.S. dollar, global steel overcapacity, weakening global energy markets and reduction in demand from service centers as inventory levels increased compared to the first quarter of fiscal 2015. This segment also recorded a $2.7 million inventory write-down in the first quarter of fiscal 2016 and a $2.1 million increase in bad debt expense compared to the first quarter of fiscal 2015.

Outlook
Alvarado concluded, "The recent passage of comprehensive infrastructure spending legislation, Fixing America’s Surface Transportation Act, or FAST, marked a significant achievement for the future infrastructure in the U.S. We expect that FAST will provide a guaranteed and predictable funding stream for state and local governments to plan and construct road, bridge, transit, freight and passenger rail projects for the next five years. Although we expect the new legislation to provide meaningful upside from a demand perspective, we do not anticipate the new spending provision will translate into steel orders for 12 months or more.

Our second fiscal quarter has historically been seasonally slower as a result of holiday slowdowns and winter weather conditions, which reduce construction activities. We anticipate that market conditions will not improve materially over the short term, due to ongoing pressure from steel import activity into the U.S. and continued weakness in the scrap markets."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter of fiscal 2016 conference call today, Tuesday, January 5, 2016, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors - Presentations/Webcasts."

(CMC First Quarter Fiscal 2016 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to U.S. construction activity, economic conditions, volumes, FAST legislation and its impact on the Company and the Company's operating plans and future financial results. These forward-looking statements generally can be identified by phrases such as we, CMC or its management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: overall global economic conditions, including recovery from the recent recession and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals; excess capacity in our industry, particularly in China, and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. "Risk Factors" included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

(CMC First Quarter Fiscal 2016 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended November 30,
(short tons in thousands)	2015	2014
Americas Recycling tons shipped	441	552

Americas Mills rebar shipments	394	434
Americas Mills merchant and other shipments	246	289
Total Americas Mills tons shipped	640	723

Americas Mills average FOB selling price (total sales)	$556	$683
Americas Mills average cost ferrous scrap consumed	$198	$336
Americas Mills metal margin	$358	$347
Americas Mills average ferrous scrap purchase price	$158	$286

International Mill tons shipped	278	305

International Mill average FOB selling price (total sales)	$408	$546
International Mill average cost ferrous scrap consumed	$207	$314
International Mill metal margin	$201	$232
International Mill average ferrous scrap purchase price	$166	$266

Americas Fabrication rebar tons shipped	249	265
Americas Fabrication structural and post tons shipped	28	34
Total Americas Fabrication tons shipped	277	299

Americas Fabrication average selling price (excluding stock and buyout sales)	$889	$948

(in thousands)	Three Months Ended November 30,
Net sales	2015	2014
Americas Recycling	$179,207	$316,059
Americas Mills	384,532	524,851
Americas Fabrication	382,314	412,488
International Mill	120,448	177,629
International Marketing and Distribution	283,037	537,806
Corporate	2,391	832
Eliminations	(197,070)	(289,675)
Total net sales	$1,154,859	$1,679,990

Adjusted operating profit (loss)
Americas Recycling	$(6,548)	$(1,952)
Americas Mills	59,064	72,648
Americas Fabrication	21,345	(4,181)
International Mill	2,771	4,223
International Marketing and Distribution	(2,169)	16,669
Corporate	(18,072)	(19,611)
Eliminations	(330)	(805)
Adjusted operating profit from continuing operations	56,061	66,991
Adjusted operating loss from discontinued operations	(522)	(1,663)
Adjusted operating profit	$55,539	$65,328

(CMC First Quarter Fiscal 2016 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended November 30,
(in thousands, except share data)	2015	2014
Net sales	$1,154,859	$1,679,990
Costs and expenses:
Cost of goods sold	997,242	1,500,067
Selling, general and administrative expenses	101,908	113,383
Interest expense	18,304	19,057
	1,117,454	1,632,507

Earnings from continuing operations before income taxes	37,405	47,483
Income taxes	11,772	13,218
Earnings from continuing operations	25,633	34,265

Loss from discontinued operations before income tax benefit	(572)	(2,102)
Income tax benefit	(2)	(21)
Loss from discontinued operations	(570)	(2,081)

Net earnings	25,063	32,184
Less net earnings attributable to noncontrolling interests	—	—
Net earnings attributable to CMC	$25,063	$32,184

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.22	$0.29
Loss from discontinued operations	—	(0.02)
Net earnings	$0.22	$0.27

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.22	$0.29
Loss from discontinued operations	(0.01)	(0.02)
Net earnings	$0.21	$0.27

Cash dividends per share	$0.12	$0.12
Average basic shares outstanding	116,022,241	117,818,170
Average diluted shares outstanding	117,339,445	118,909,618

(CMC First Quarter Fiscal 2016 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	November 30, 2015	August 31, 2015
Assets
Current assets:
Cash and cash equivalents	$637,188	$485,323
Accounts receivable, net	715,030	900,619
Inventories, net	794,702	880,484
Current deferred tax assets	4,370	3,310
Other current assets	93,256	93,643
Assets of businesses held for sale	14,892	17,008
Total current assets	2,259,438	2,380,387
Net property, plant and equipment	860,378	883,650
Goodwill	66,230	66,383
Other noncurrent assets	116,661	115,168
Total assets	$3,302,707	$3,445,588
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$222,228	$260,984
Accounts payable-documentary letters of credit	31,723	41,473
Accrued expenses and other payables	246,238	290,677
Notes payable	—	20,090
Current maturities of long-term debt	10,451	10,110
Liabilities of businesses held for sale	4,379	5,276
Total current liabilities	515,019	628,610
Deferred income taxes	51,373	55,803
Other long-term liabilities	94,727	101,919
Long-term debt	1,275,410	1,277,882
Total liabilities	1,936,529	2,064,214
Stockholders' equity attributable to CMC	1,366,029	1,381,225
Stockholders' equity attributable to noncontrolling interests	149	149
Total stockholders' equity	1,366,178	1,381,374
Total liabilities and stockholders' equity	$3,302,707	$3,445,588

(CMC First Quarter Fiscal 2016 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended November 30,
(in thousands)	2015	2014
Cash flows from (used by) operating activities:
Net earnings	$25,063	$32,184
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	31,991	33,859
Provision for losses on receivables, net	2,071	(95)
Stock-based compensation	6,266	5,728
Amortization of interest rate swaps termination gain	(1,899)	(1,899)
Deferred income taxes	(14,058)	(2,908)
Tax benefit from stock plans	(25)	(13)
Net gain on sales of assets and other	(2,830)	(467)
Write-down of inventories	2,657	—
Changes in operating assets and liabilities:
Accounts receivable	166,661	100,486
Advance payments on sale of accounts receivable programs, net	10,678	(88,201)
Inventories	78,700	(96,656)
Other assets	(3,963)	3,804
Accounts payable, accrued expenses and other payables	(76,449)	(61,448)
Other long-term liabilities	(5,290)	(4,270)
Net cash flows from (used by) operating activities	219,573	(79,896)

Cash flows from (used by) investing activities:
Capital expenditures	(11,169)	(22,450)
Proceeds from the sale of property, plant and equipment and other	2,813	882
Proceeds from the sale of subsidiaries	—	2,845
Net cash flows used by investing activities	(8,356)	(18,723)

Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit, net	(9,752)	32,410
Short-term borrowings, net change	(20,090)	(11,758)
Repayments on long-term debt	(2,909)	(2,444)
Stock issued under incentive and purchase plans, net of forfeitures	(7,628)	(2,981)
Treasury stock acquired	(4,555)	(9,341)
Cash dividends	(13,978)	(14,150)
Tax benefit from stock plans	25	13
Decrease in restricted cash	1	—
Net cash flows used by financing activities	(58,886)	(8,251)
Effect of exchange rate changes on cash	(466)	(1,980)
Increase (decrease) in cash and cash equivalents	151,865	(108,850)
Cash and cash equivalents at beginning of year	485,323	434,925
Cash and cash equivalents at end of period	$637,188	$326,075

Supplemental information:
Noncash activities:
Change in liabilities related to purchases of property, plant and equipment	$7,562	$5,062

(CMC First Quarter Fiscal 2016 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating loss from discontinued operations. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating loss from discontinued operations is the sum of our loss from discontinued operations before income tax benefit, interest expense and discounts on sales of accounts receivable. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended November 30,
(in thousands)	2015	2014
Earnings from continuing operations	$25,633	$34,265
Income taxes	11,772	13,218
Interest expense	18,304	19,057
Discounts on sales of accounts receivable	352	451
Adjusted operating profit from continuing operations	56,061	66,991
Adjusted operating loss from discontinued operations	(522)	(1,663)
Adjusted operating profit	$55,539	$65,328
Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. Adjusted EBITDA from continuing operations is the sum of our earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. There were no net earnings attributable to noncontrolling interests and no impairment charges during the three months ended November 30, 2015 and 2014. Adjusted EBITDA from discontinued operations is the sum of our loss from discontinued operations before net earnings attributable to noncontrolling interests, interest expense and income tax benefit. It also excludes the largest recurring non-cash charge from discontinued operations, depreciation and amortization, as well as impairment charges from discontinued operations, which are also non-cash. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Adjusted EBITDA to interest expense is part of a debt compliance test in certain of our debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended November 30,
(in thousands)	2015	2014
Earnings from continuing operations	$25,633	$34,265
Interest expense	18,304	19,057
Income taxes	11,772	13,218
Depreciation and amortization	31,991	33,583
Adjusted EBITDA from continuing operations	87,700	100,123
Adjusted EBITDA from discontinued operations	(572)	(1,700)
Adjusted EBITDA	$87,128	$98,423
Adjusted EBITDA to interest coverage ratio for the quarter ended November 30, 2015:

$87,128	/	$18,304	=	4.8

(CMC First Quarter Fiscal 2016 - Page 10)

Total Liquidity is a non-GAAP financial measure and is the sum of the Company's cash and cash equivalents and availability under its revolving credit facility, U.S. and international accounts receivables sales facilities and its uncommitted bank lines of credit. The table below reflects the Company's cash and cash equivalents, credit facilities and availability to liquidity.

	November 30, 2015
(in thousands)	Total Facility	Availability
Cash and cash equivalents	$637,188	$637,188
Revolving credit facility	350,000	326,555
U.S. receivables sale facility	200,000	154,870
International accounts receivable sales facilities	78,396	39,977
Bank credit facilities — uncommitted	83,199	81,803
Total Liquidity	$1,348,783	$1,240,393

Total Capitalization is a non-GAAP financial measure and is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC.

(in thousands)	November 30, 2015
Stockholders' equity attributable to CMC	$1,366,029
Long-term debt	1,275,410
Deferred income taxes	51,373
Total capitalization	$2,692,812

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of November 30, 2015:

$1,275,410	/	$2,692,812	=	47.4%

Total debt to capitalization plus short-term debt plus notes payable ratio as of November 30, 2015:

($1,275,410	+	$10,451	+	$—)	/	($2,692,812	+	$10,451	+	$—)	=	47.6%

Current ratio as of November 30, 2015:
Current assets divided by current liabilities

$2,259,438	/	$515,019	=	4.4

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300